Exhibit 10.3
WEATHERFORD INTERNATIONAL LTD.
RESTRICTED SHARE UNIT AWARD AGREEMENT — UK
This Restricted Share Unit Award Agreement (this “Agreement”) is made and entered into by and between Weatherford International Ltd., a Swiss corporation (the “Company”), and _______________ (the “Holder”) effective as of the 15th day of February, 2011, pursuant to the Weatherford International Ltd. 2010 Omnibus Incentive Plan (the “Plan”), which is incorporated by reference herein in its entirety.
Whereas, the Company desires to grant the Company’s restricted share units (the “Units”) to the Holder, subject to the terms and conditions of this Agreement and the Plan; and
Whereas, the Holder desires to have the opportunity to hold the Units subject to the terms and conditions of this Agreement;
Now, therefore, in consideration of the premises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1.	Definitions. For purposes of this Agreement, “Forfeiture Restrictions” shall mean any prohibitions and restrictions set forth herein or in the Plan with respect to the sale or other disposition of the Units and the obligation to forfeit such Units to the Company. Capitalized terms not otherwise defined in this Agreement shall have the meanings given to such terms in the Plan.

2.	Grant of Units. Effective as of the date of this Agreement, the Company grants to the Holder _______________ Units. The Company and the Holder agree that this Agreement, together with the Plan and the Employment Agreement between the Company and the Holder currently in effect, as the same may be amended from time to time (the “Employment Agreement”), sets forth the complete terms of the Award and that the Award shall be subject to the terms of the Employment Agreement.

3.	Transfer Restrictions. Except as specified herein or in the Plan, the Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of. Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement or the Plan shall be void, and the Company shall not be bound thereby.

4.	Vesting.
(a)	Except as specified otherwise in this Section 4, the Units shall be subject to Forfeiture Restrictions. The Forfeiture Restrictions shall lapse as to the Units that are granted hereby in accordance with the following schedule provided that the Units have not been forfeited to the Company prior to such date:

Number of Units as to Which
Lapse Date	Forfeiture Restrictions Lapse
February 15, 2012
February 15, 2013
February 15, 2014

(b)	Notwithstanding the foregoing, if (a) the Holder’s employment or affiliation relationship with the Company and its Affiliates is terminated prior to February 15, 2014 (i) due to the death or Disability of the Holder, (ii) by the Holder for Good Reason (as defined in the Employment Agreement) or (iii) by the Company for any reason other than Cause (as defined in the Employment Agreement) then, in any such event, all Forfeiture Restrictions shall lapse on the date of termination of the Holder’s employment or affiliation relationship, or (b) there is a Change in Control, then all Forfeiture Restrictions shall lapse with respect to all Units subject to Forfeiture Restrictions immediately prior to such Change of Control. For purposes of this Agreement, “Change in Control” means a change in the ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company as described in Section 409A.

(c)	If the Holder’s employment or affiliation relationship with the Company and its Affiliates terminates prior to February 15, 2014 for any reason other than the Holder’s death or Disability, or is terminated by the Holder for any reason other than Good Reason or by the Company for Cause, then any Forfeiture Restrictions that have not previously lapsed pursuant to the provisions of this Section 4 shall not lapse, and any Units with respect to which the Forfeiture Restrictions have not lapsed shall be forfeited to the Company on the date of the termination of the Holder’s employment or affiliation relationship with the Company and its Affiliates. In the event any Units are forfeited to the Company pursuant to this Agreement, the Company will not be obligated to pay the Holder any consideration whatsoever for the forfeited Units.
5.	Dividend Equivalents. If during the period the Holder holds any Units awarded hereby the Company pays a dividend in cash, Shares or otherwise with respect to the outstanding shares of Company’s registered shares, par value CHF 1.16 per share (the “Shares”), the Holder shall receive no dividend equivalent payment with respect to the Holder’s Units.

6.	Delivery of Shares. Upon the lapse of the Forfeiture Restrictions under Section 4 and the satisfaction by the Holder of any liability arising under Section 8 of this Agreement, the Company shall deliver or cause to be delivered a number of Shares equal to the number of Units with respect to which the Forfeiture Restrictions have lapsed. Notwithstanding any discretion contained in the Plan, or any provision in this Agreement to the contrary, the Units granted in the United Kingdom shall be paid in Shares only and do not provide any right for the Holder to receive a cash payment.

7.	Capital Adjustments and Reorganizations. The existence of the Units shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any acquisition, merger, amalgamation or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference shares ahead of or affecting the Shares or the rights thereof, or the winding up, dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise, including a Change of Control (as defined in the Plan).

8.	Responsibility for Taxes & Withholding. Regardless of any action the Company, any of its Affiliates and/or the Holder’s employer (the "Employer") takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Holder’s participation in the Plan and legally applicable to the Holder (“Tax-Related Items”), the Holder acknowledges that the ultimate liability for all Tax-Related Items is and remains the Holder’s responsibility and may exceed the amount actually withheld by the Company or any of its Affiliates. The Holder further acknowledges that the Company and/or its Affiliates (1) make no representations or undertakings regarding the treatment of

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any Tax-Related Items in connection with any aspect to the Units, including, but not limited to, the grant of the Units, the lapse of the Forfeiture Restrictions, the delivery of Shares, the subsequent sale of Shares acquired pursuant to such delivery and the receipt of any dividends and/or dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of any award to reduce or eliminate Holder’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Holder becomes subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Holder acknowledges that Company and/or its Affiliates may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Holder will pay or make adequate arrangements satisfactory to the Company and/or its Affiliates to satisfy all Tax-Related Items. In this regard, the Holder authorizes the Company and/or its Affiliates, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:
(a)	withholding from the Holder’s wages or other cash compensation paid to the Holder by the Company and/or its Affiliates; or

(b)	withholding from proceeds of the Shares acquired following the lapse of the Forfeiture Restrictions either through a voluntary sale or through a mandatory sale arranged by the Company (on Holder’s behalf pursuant to this authorization); or

(c)	withholding in Shares to be delivered upon the lapse of the Forfeiture Restrictions.
To avoid negative accounting treatment, the Company and/or its Affiliates may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Holder is deemed to have been issued the full number of Shares attributable to the awarded Units, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Holder’s participation in the Plan.

Finally, the Holder shall pay to the Company and/or its Affiliates any amount of Tax-Related Items that the Company and/or its Affiliates may be required to withhold or account for as a result of the Holder’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares , if the Holder fails to comply with the Holder’s obligations in connection with the Tax-Related Items.

The Holder agrees that the Company and/or its Affiliates may calculate the Tax-Related Items to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right the Holder may have to recover any overpayment from the relevant tax authorities.

If payment or withholding of the Tax-Related Items is not made within ninety (90) days of the event giving rise to the Tax-Related Items (the “Due Date”) or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, the amount of any uncollected Tax-Related Items will constitute a loan owed by the Holder to the Employer, effective on the Due Date. The Holder agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company and/or its Affiliates may recover it at any time thereafter by any of the means referred to above. Notwithstanding the foregoing, if the Holder is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the Holder will not be eligible for such a loan to cover the Tax-Related Items. In the event that the Holder is a director or executive officer

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and the Tax-Related Items are not collected from or paid by the Holder by the Due Date, the amount of any uncollected Tax-Related Items will constitute a benefit to the Holder on which additional income tax and National Insurance contributions (including Secondary Contributions, as defined below) will be payable. The Holder will be responsible for reporting and paying any income tax and NICs (including the Secondary Contributions, as defined below) due on this additional benefit directly to HMRC under the self-assessment regime.

9.	Agreement to pay Secondary Class 1 National Insurance contributions and to enter into a joint election to transfer Secondary Class 1 National Insurance Contributions

As a condition of the Holder’s participation in the Plan and the lapse of the Forfeiture Restrictions, the Holder agrees to accept any liability for secondary Class 1 National Insurance Contributions (the “Secondary Contributions”) which may be payable by the Employer in connection with the Units and any event giving rise to Tax-Related Items. Without limitation to the above, the Holder agrees to enter into a joint election with the Company on behalf of the Employer (the “Election”), the form of such Election being formally approved by HMRC, and any other consent or elections required to accomplish the transfer of the Secondary Contributions to the Holder. If any other consents or elections are required by the Company and/or its Affiliates to accomplish the above, the Holder agrees that the Holder will provide these promptly on request. The Holder further agrees to enter such other elections as may be required between the Holder and any successor to the Company and/or its Affiliates. The Holder further agrees that the Company and/or the Employer may collect the Secondary Contributions by any of the means set forth in Section 8 of the Agreement above. The Holder agrees to enter into the Election prior to the lapse of any Forfeiture Restrictions.

10.	Election and provisions for collection of Primary and Secondary Class 1 National Insurance contributions.

The Employer has authorized the Company to enter into the following election with the Holder:
(a)	The Holder acknowledges that Relevant Employment Income (being any gain that is treated as remuneration derived from the Holder’s employment by virtue of section 4(4)(a) and paragraph 3B(1A) of Schedule 1 of the UK Social Security Contributions and Benefits Act 1992 (“SSCBA 1992”)) may arise in connection with the vesting, assignment or release of the Units. The Holder shall be liable to pay the employee’s primary Class 1 National Insurance Contributions (the “Primary Contributions”), if any, on such Relevant Employment Income.

(b)	Subject to an election to the contrary, the Employer may be liable to pay Secondary Contributions on any such Relevant Employment Income as is referred to in paragraph (a) of this Section 10. The Holder and the Company (on behalf of the Employer) hereby jointly elect that the entire liability (if any) to pay Secondary Contributions is hereby transferred to the Holder on the terms set out in this Section 10 (“the Election”). This Election is made in accordance with Paragraph 3B(1) of Schedule 1 of SSCBA 1992.

(c)	The Holder hereby authorizes the Company and the Employer to make arrangements to collect Primary and Secondary Contributions in respect of any such Relevant Employment Income as referred to in paragraph (a) of this Section 10 from the Holder by deduction from any sums owing to the Holder (including in particular but not by way of limitation any installment of salary, bonus, commission or otherwise) where in the opinion of the Employer this is reasonably practicable. In respect of circumstances where it is not so reasonably practicable, the Holder hereby authorizes the Company to collect Primary and Secondary Contributions by requiring the Holder:

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(i) to deliver cash, banker’s draft or check to the Employer sufficient to pay the Primary and Secondary Contributions due; or
(ii) in the case of an acquisition of Shares as a result of the lapse of the Forfeiture Restrictions, to authorize the Company to reduce the number of Shares made available for delivery to the Holder such that the Fair Market Value of the Shares withheld is sufficient to realize the Primary and Secondary Contributions; or
(iii) in the case of an assignment or release of Units (to the extent permitted under the terms of this Agreement or the Plan) where the payment is to be made to the Holder from a third party, to authorize such third party to withhold an amount sufficient to cover the Primary and Secondary Contributions due and to transfer such amount to the Company.
The Holder will ensure that in the case of paragraph (c)(i) of this Section 10 either cleared funds will be provided to the Employer prior to the acquisition of Shares, assignment of Units or release of Units (as the case maybe), or in the case of paragraph (c)(ii) where the Company will transfer an amount sufficient to cover the Primary and Secondary Contributions due to the Employer and paragraph (c)(iii) of this Section 10 such funds shall be provided in time for their transfer from the Company to the Employer within 30 days of the acquisition of Shares, assignment of Units or release (as the case may be) of the Units or, if earlier, within 14 days of the end of the tax month during which the acquisition of Shares, assignment of Units or release of Units (as the case may be) occurred.

Whether or not Primary and/or Secondary Contributions are to be accounted for and if so the amount due shall be determined by the Employer having regard to the prevailing legislation and practice and the National Insurance rates in force at the time. The Employer’s determination of the amount due shall be final and binding on the Holder.
(d)	The Holder and the Company on behalf of the Employer agree to be bound by the terms of this Election.

(e)	HMRC has approved the form of this Election and the arrangements for securing that the liability transferred by this Election will be met. This Election shall continue in effect until the fulfillment of all of the obligations contained in this Section 10, or it is revoked jointly by the Company on behalf of the Employer and the Company, or notice is given to the Holder by the Company on behalf of the Employer terminating the effect of this Election, or HMRC withdraws approval of this Election, whichever shall first occur. In the event that HMRC notifies the Employer that their approval has been withdrawn in relation to this Election the Employer will notify the Holder within 14 days of receipt of the notice of withdrawal.

(f)	The Company will provide the Employer with sufficient information to enable the Employer to comply with its UK National Insurance Contributions reporting and payment obligations.

(g)	The Employer agrees to pay the Primary and/or Secondary Contributions NICs contributions to HMRC within the requirements of PAYE.

(h)	Before the July after the end of the UK tax year in which a liability to pay Primary and/or Secondary Contributions arises, the Employer will report to HMRC:
(i)	details of the amount of National Insurance Contributions arising;

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(ii)	the amount of the Secondary Contributions liability which was transferred by way of this Election; and

(iii)	the date on which the transferred Secondary Contributions liability was paid to the Collector of Taxes.
(i)	The arrangements for the payment of Primary and Secondary Contributions (where due) by the Holder shall apply whether or not the Employee has ceased employment or has left the UK.

(j)	This Election will not apply to the extent that it relates to Relevant Employment Income which is employment income of the Holder by virtue of Chapter 3A of Part 7 of Income Tax Earnings and Pension Act 2003.

(k)	This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the Social Security Contributions and Benefits Act 1992 or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.
11.	Employment or Affiliation Relationship. For purposes of this Agreement, the Holder shall be considered to be in the employment of, or affiliated with, the Company or its Affiliates as long as the Holder has an employment or affiliation relationship with the Company or its Affiliates. The Committee shall determine any questions as to whether and when there has been a termination of such employment or affiliation relationship, and the cause of such termination, under the Plan and the Committee’s determination shall be final and binding on all persons.

12.	Voting and Other Rights. The Holder shall have no rights as a shareholder of the Company in respect of the Units, including the right to vote and to receive dividends and other distributions, until delivery of certificates representing Shares in satisfaction of such Units.

13.	Not an Employment or Affiliation Agreement. This Agreement is not an employment or affiliation agreement, and no provision of this Agreement shall be construed or interpreted to create an employment relationship between the Holder and the Company or any of its Affiliates or guarantee the right to remain employed by or affiliated with the Company or any of its Affiliates for any specified term.

14.	Data Privacy. By entering into this Agreement electronically, the Holder voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section 15. The Holder is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect the Holder’s ability to participate in the Plan. The Company and its Affiliates hold certain personal information about the Holder, including the Holder’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of stock or directorships held in the Company and details of all Units or any other entitlement to shares of stock awarded, cancelled, purchased, vested, unvested or outstanding in the Holder’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and its Affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Holder’s participation in the Plan, and the Company and its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area or elsewhere throughout the world in countries that may not provide an equivalent level of data protection to the laws in the Holder’s home country, such as the United States. The Holder authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Holder’s

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participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and the subsequent holding of Shares on the Holder’s behalf by a broker or other third party with whom the Holder may elect to deposit any Shares acquired pursuant to the Plan. The Holder may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing consent may affect the Holder’s ability to participate in the Plan.

15.	Notices. Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be delivered either by personal delivery, by facsimile, or otherwise electronically, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Company at the address indicated below on the execution page of this Agreement, and to the Holder at the Holder’s address indicated in the Company’s register of Plan participants, or at such other address and number as a party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by facsimile or by such other electronic means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

16.	Amendment and Waiver. This Agreement may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate and that is consistent with the terms of the Plan. However, no such amendment shall adversely affect in a material manner any right of the Holder without his/her written consent. Only a written instrument executed and delivered by the party waiving compliance hereof shall make any waiver of the terms or conditions effective. Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company other than the Holder. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right to enforce the same. No waiver by any party of any term or condition, or the breach of any term or condition contained in this Agreement, in one or more instances, shall be construed as a continuing waiver of any such condition or breach, a waiver of any other condition, or the breach of any other term or condition.

17.	Governing Law and Severability. This Agreement shall be governed by the laws of Switzerland without regard to its conflicts of law provisions. The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.

18.	Successors and Assigns. Subject to the limitations which this Agreement and the Plan impose upon the transferability of the Units, this Agreement shall bind, be enforceable by and inure to the benefit of the Company and its successors and assigns, and to the Holder, his permitted assigns and, upon the Holder’s death, the Holder’s estate and beneficiaries thereof (whether by will or the laws of descent and distribution), executors, administrators, agents, and legal and personal representatives.

20.	Electronic Delivery and Execution. The Holder hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, plan documents, prospectus and prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other Award made or offered under the Plan. The Holder understands that, unless revoked by the Holder by giving written notice to the Company pursuant to the Plan, this consent will be effective for the duration of the Agreement. The Holder also understands that he or she will have the right at any time to request that the Company deliver written copies of any and all materials referred to above. The Holder hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for

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delivery and acceptance of any such documents that the Company may elect to deliver, and agree that his or her electronic signature is the same as, and will have the same force and effect as, his or her manual signature. The Holder consents and agrees that any such procedures and delivery may be affected by a third party engaged by the Company to provide administrative services related to the Plan.

19.	Acknowledgements. The Holder acknowledges and agrees to the following:
(a)	The Plan is discretionary in nature and the Committee may amend, suspend, or terminate it at any time.

(b)	The grant of the Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Units, or benefits in lieu of the Units even if the Units have been granted repeatedly in the past.

(c)	The Holder’s participation in the Plan is voluntary.

(d)	The value of the Units is an extraordinary item of compensation, which is outside the scope of the Holder’s employment contract (if any), except as may otherwise be explicitly provided in the Holder’s employment contract (if any).

(e)	The Units are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating termination, severance, resignation, redundancy, end of service, or similar payments, or bonuses, long-service awards, pension or retirement benefits.

(f)	The future value of the Shares is unknown and cannot be predicted with certainty.

(g)	No claim or entitlement to compensation or damages arises from the forfeiture of the award, termination of the Plan, or diminution in value of the Units or Shares and the Holder irrevocably releases the Company and its Affiliates from any such claim that may arise.

(h)	Nothing in this Agreement or the Plan shall confer upon the Holder any right to continue to be employed by the Company or any Affiliate or shall interfere with or restrict in any way the rights of the Company or the Affiliate, which are hereby expressly reserved, to terminate the employment of the Holder under applicable law.

(i)	The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Holder’s participation in the Plan, or the Holder’s acquisition or sale of the underlying Shares. The Holder is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

(j)	The Company reserves the right to impose other requirements on participation in the Plan, on the Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan, and to require the Holders to enter into any additional agreements or undertakings that may be necessary to accomplish the foregoing.
[Signatures on following page]

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Acceptance by the Company:
The Company acknowledges that, by arranging for the scanned signature of a duly authorized officer to appear on this Agreement, the Company agrees to be bound by the terms of this Agreement as stated above.

COMPANY: Weatherford International Ltd.
By:

Address:	4-6 Rue Jean-François Bartholoni Geneva 1204 Switzerland Attn: Secretary Facsimile: 41 22 81 61 599
Acceptance by the Holder:

HOLDER
Address:

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